Exhibit 99.2

[LOGO APPEARS HERE]

CONTACT:

Stuart F. Fleischer

Chief Financial Officer

(561) 994-5550

Q.E.P. CO., INC. ANNOUNCES $2.3 MILLION

SETTLEMENT OF ITS PUT WARRANT LIABILITY

BOCA RATON, FLORIDA — August 2, 2007 — Q.E.P. CO., INC. (Nasdaq: QEPC) (the “Company”) announces that it has reached an agreement with The HillStreet Fund, L.P. (“HillStreet”) to settle and terminate the outstanding warrants issued to HillStreet in connection with a loan transaction in 2001 and the related put obligation for a cash payment of $2.3 million in accordance with the existing warrant agreement.

On July 23, 2007, the Company received written notice from HillStreet that it wished to exercise its right to “put” to the Company its warrants in the Company pursuant to the Warrant Agreement dated April 5, 2001 (“Warrant Agreement”). The Company and HillStreet then commenced negotiations regarding the settlement value of the put obligation. On July 31, 2007, the Company and HillStreet agreed upon a cash settlement value of $2.3 million. The Company expects that the settlement will be paid out of funds from its bank line of credit. Payment of the settlement will remove the common stock overhang from these warrants. The accounting treatment for the payment of the put settlement is discussed in more detail in the Company’s Form 8-K filed with the Securities and Exchange Commission today.

Lewis Gould, Q.E.P.’s Chairman and Chief Executive Officer, stated: ``I am pleased with the fact that we successfully negotiated the settlement value of the put obligation in an expedient manner. While this $2.3 million cash payment will certainly slow our current emphasis on reducing our debt, I believe it will be advantageous in increasing shareholder value long-term. It removes the stock overhang caused by these warrants and will make our financial statements more readable to our investors.”

Q.E.P. Co., Inc., founded in 1979, is a leading manufacturer, marketer and distributor of a broad line of flooring tools and accessories for the home improvement market. Under brand names including QEP®, ROBERTS®, Capitol®, Vitrex® and Elastiment™, the Company markets over 3,000 specialty tools and flooring related products used primarily for surface preparation and installation of ceramic tile, carpet, vinyl and wood flooring. The Company sells its products to home improvement retail centers and specialty distribution outlets in 50 states and around the world.

Certain statements in this press release are forward-looking statements, which are made pursuant to the safe-harbor provisions of the Securities Litigation Reform Act of 1995. The forward-looking statements are made only as of the date of this report and are subject to risks and uncertainties which could cause actual results to differ materially from those discussed in the forward-looking statements and from historical results of operations. Among the risks and uncertainties that could cause such a difference are our assumptions relating to the successful closing of the put exercise transaction, the availability of sufficient funds from our bank line of credit and our receipt of necessary consents from the lender to make the settlement payment, the appropriateness of our reporting of the put warrant expense, and other business and economic factors. A more detailed discussion of risks attendant to the forward-looking statements included in this press release are set forth in the “Forward-Looking Statements” section of our Annual Report on Form 10-K for the year ended February 28, 2007, filed with the SEC, and in other reports already filed with the SEC.